Exhibit 99.2

Riot Blockchain Announces Milestone Purchase of 8,000 S19 Pro Antminers from Bitmain with Delivery Starting January 2021, Resulting in 1.45 EH/s in Total Hash Rate

Riot’s Hash Rate Expected to More Than Double to 1.45 EH/s by April 2021 with 15,040 Miners Deployed; Exceeding Disclosed Goal of 1 EH/s by early 2021.

CASTLE ROCK, CO. / PRNewswire / August 17, 2020 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company"), announces the execution of a purchase agreement for 8,000 next generation Bitmain S19 Pro Antminers (110 TH) for USD $17.7 million from BitmainTech PTE. LTD. (“Bitmain”) for receipt and deployment starting in January 2021. Due to the substantial size of the order, Riot secured a lower cost per miner as compared to previous purchases, despite the recent increase in the price of bitcoin (“BTC”), which historically has increased the purchase price of miners.

This purchase agreement has a defined delivery schedule of 2,000 S19 Pros per month starting in January 2021 and continuing through April 2021 until the order is complete.

This transaction positions the Company to achieve and exceed its previously reported goal of exceeding 1 exahash per second (EH/s) of total hash rate capacity by early 2021. When fully deployed, Riot expects its total hash rate capacity to be approximately 1.45 EH/s (1,446 PH/s) while utilizing approximately 47 megawatts (MW) of energy.

“This substantial order of 8,000 next-generation miners is a milestone for the Company, demonstrating that the second phase of Riot’s strategic transformation is well underway,” said Remo Mancini, Independent Chairman of Riot Blockchain. “We have previously announced our goal to become one of the largest bitcoin miners in North America and this purchase represents a significant step in achieving that goal. With our current miner deployment schedule, we anticipate that based upon current factors, Riot would achieve positive cash flow in late 2020.”

The Bitmain Antminer S19 Pro is the latest generation BTC Application-Specific Integrated Circuit (“ASIC”) miner offered by industry-leading hardware manufacturer Bitmain. The S19 Pro boasts a hash rate of 110 TH/s with an energy efficiency of 29.5±% 5 joules per terahash (J/TH). Riot is focused on building its mining operations with the highest performance mining hardware available, making the S19 Pro the clear choice for its expansion.

“The latest order from Riot Blockchain marks another milestone for their company as they continue to expand their mining operations across North America. The Antminer S19 Pro houses the latest technology offered by Bitmain, achieving remarkable hash rates that serve to further the growth and position of the company. We are confident with their business and continue to strengthen our relationship with Riot Blockchain”, said Irene Gao, Antminer Sales Director of NCSA Region, Bitmain.

In combination with its 7,040 disclosed fleet of miners, this order of 8,000 S19 Pros is expected to bring the Company’s aggregate mining efficiency to 33.12±% 5 joules per terahash (J/TH).

Summary of Riot’s bitcoin mining growth milestones:

February 2020 – 4,000 S17 Pro miners deployed bringing operational hash rate capacity to 247 PH/s.

April 2020 – Riot enters co-location hosting agreement with Coinmint in Massena, NY to reduce the Company’s cost of production and increase available MW capacity for expansion. 1,000 S19 Pro miners (110 TH/s) are ordered from Bitmain.

May 2020 – 1,040 S19 miners (95 TH/s) are ordered from Bitmain, bringing the total outstanding order to 2,040 miners. De-commissioned and sold original fleet of prior generation low efficiency miners, upon halving event.

June 2020 – 1,000 S19 Pro miners (110 TH/s) are ordered from Bitmain; cumulative outstanding order totals 3,040 miners.

July 2020 – First order of 1,000 S19 Pro (110 TH/s) miners are received and deployed in Massena, NY. Riot’s mining fleet totals 5,000 miners with an operational hashing capacity of 357 PH/s.

August 2020 – Second outstanding order consisting of 1,040 S19 (95 TH/s) miners are received and deployed in Massena, NY. Riot’s mining fleet totals 6,040 miners with an operational hashing capacity of 456 PH/s.

The third outstanding order consisting of 1,000 S19 Pro (110 TH/s) miners is expected to arrive by early November 2020, which will bring Riot’s mining fleet to a total of 7,040 miners, with an expected operational hashing capacity of 566 PH/s.

The newly announced order of 8,000 S19 Pro (TH/s) miners are expected to be received and deployed during the first four months of 2021 and are expected to raise Riot’s total operational hash rate capacity to 1.45 EH/s (1,446 PH/s). Riot expects to then have a fully deployed fleet totaling approximately 15,040 miners.

All the new miner purchases continue to be funded using available working capital. Riot continues to maintain no long-term debt. The Company is continuing to assess the bitcoin landscape with the assistance of XMS Capital to evaluate opportunities to further increase shareholder value.

About Bitmain

Bitmain Technology Holding Company ("Bitmain") is a multinational semiconductor company with state-of-the-art IC design capabilities. Bitmain offers products, including chips, servers, and cloud solutions, for blockchain and artificial intelligence (AI) applications. Bitmain has shipped billions of ASICs, accounting for 75% of the global market. Being one of the world's few companies with the capability to develop cloud-based AI chips, Bitmain has successfully released four generations of its AI chip. For more information, visit http://www.bitmain.com.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s primary mining facility was recently relocated to upstate New York, under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACT:

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

IR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.